EXHIBIT 99.1
                                                                    ------------

ARIAD Initiates Phase 2 Clinical Trial of AP23573 in Patients with Relapsed and/or Refractory Sarcomas

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 30, 2004--

    First global multicenter Phase 2 clinical trial of AP23573 in solid tumors

    ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced initiation of enrollment of patients with bone and soft tissue sarcomas in the first multicenter Phase 2 clinical trial of its novel mTOR inhibitor, AP23573, as a single agent in solid tumors.
    This non-randomized study will evaluate the clinical benefit of AP23573 in four well-defined groups of sarcoma patients, characterized by tumor type. Up to approximately 175 patients will be enrolled in the trial at approximately 15 centers in the United States and Europe. AP23573 will be administered using a daily dosing regimen of drug.
    "In our nearly completed Phase 1 clinical trials reported today at the EORTC international cancer symposium, all evaluable patients with relapsed and/or refractory sarcoma had evidence of anti-tumor activity
- a promising result that supports our decision to further evaluate AP23573 in this patient population in Phase 2," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Despite advancements in anti-cancer therapy, currently available treatment options for such patients are extremely limited due the highly resistant nature of this cancer. Sarcoma remains a disease with high unmet medical need."
    The study will also include use of pharmacodynamic and pharmacogenomic biomarkers, including functional imaging, to assess the effects of AP23573 on the mTOR pathway and to help identify patients who are likely to benefit most from treatment with AP23573.

    About Sarcoma

    Sarcomas are cancers of the connective tissue, including bones, muscles, fat, cartilage, and joints. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft tissue sarcomas. They are further sub-classified based on the type of cell found in the tumor. All sarcomas share certain pathologic characteristics. There are approximately 10,000 new cases of sarcoma diagnosed each year in the United States and close to 40,000 sarcoma patients being treated in the United States and Europe. More information about sarcomas is available on the web at http://www.sarcoma.net/facts.htm and at http://www.sarcomafoundation.com/master.html?Articleld=90.

    About AP23573

    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF).

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the actual research and development expenses and other costs associated with the preclinical and clinical development of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding the Company's ability to successfully conduct preclinical and clinical studies of its product candidates, including those clinical trials noted in this press release, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future result or lead to regulatory approval of any of the Company's product candidates, and risks and uncertainties relating to regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kelly Lindenboom, 617-621-2345